Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 13th day of June, 2008 (the “Effective Date”), is entered into among Peter Wulff (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the “Company”).

1. Commencement. This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the Executive’s employment pursuant to the terms of this Agreement shall begin on June 16, 2008 (the “Commencement Date”).

2. At-Will Employment. The parties to this Agreement agree and acknowledge that the Executive’s employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause pursuant to the terms of this Agreement. Similarly, the Company may change Executive’s position, responsibilities or compensation with or without cause or notice. Executive agrees and acknowledges that Executive’s initial performance review will take place within 90 days of the Commencement Date.

3. Title; Capacity; Office. The Company shall employ Executive, and Executive agrees to work for the Company initially as its Chief Financial Officer, Vice President and Treasurer. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the President and Chief Executive Officer (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the President and Chief Executive Officer (or his or her designee(s)).

4. Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 5.2, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1 Salary. Commencing on the Commencement Date, the Company shall pay Executive a salary at an annualized rate of $260,000, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2 Performance Bonus. If Executive remains employed through the last day of a fiscal year, Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 50% of the annual base salary for such fiscal year (the “Total Bonus Amount”) based on Executive’s achievement of annual performance objectives established by the board of directors of the Company (the “Board”) or their designee(s) at the beginning of each fiscal year. If Executive does not remain employed through the end of a fiscal year, he/she will not be eligible to receive any amount as a performance bonus. The amount of the bonus paid to the Executive shall be prorated with respect to any year in which the Executive was not a full-time employee at the start of such year.

4.3 Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law and/or the Company’s Travel and Entertainment Policy will not be reimbursed under any circumstances.

4.4 Equity. The Company will recommend to the board of directors of the Parent that Executive receive a grant of options to purchase 150,000 shares of the common stock of Parent (the “Options”). If granted, the Options shall have an exercise price equal to the closing price of Parent’s common stock on the date of issuance. The Options shall vest over a four-year period in 16 equal installments with the first tranch vesting three months after the date of issuance and an additional 1/16th of the options vesting every three months thereafter. The Options shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan (the “Plan”), and (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Executive.

4.5 Vacation. The Executive may take up to four (4) weeks of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and with vacations scheduled for other executives and employees (excluding the President and CEO) of the Company.

5. Termination of Employment. The Executive’s employment can terminate at any time with or without cause or notice:

5.1 Termination by the Company for Cause. If the Company terminates Executive for Cause, the Company shall have no obligation to Executive other than for payment of wages earned through the termination date. For purposes of this Agreement, “Cause” means any one of the following: (i) Executive being convicted of a felony; (ii) Executive committing any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) failure or refusal by Executive to follow policies or directives reasonably established by the President and Chief Executive Officer or his or her designee(s) that goes uncorrected after notice has been provided to Executive; (iv) a material breach of this Agreement that goes uncorrected after notice has been provided to Executive; (v) any gross or willful misconduct or negligence by Executive in the performance of Executive’s duties; (vi) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vii) a material violation of the Company’s Code of Conduct.

5.2 Termination by the Company Without Cause. In the event that Executive’s employment is terminated without Cause, the Company shall continue for a period of nine months (the “Severance Period”), to pay to Executive the annual base salary then in effect and payment for accrued but untaken vacation days. During the Severance Period, if the Executive is entitled to and elects to have COBRA coverage, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company’s group health plan for the Executive and his family members who are entitled to such COBRA coverage. The Company shall not be obligated to make the severance payments otherwise provided for in Section 5.2 unless the Executive provides to the Company, and does not revoke, a general release of claims in a form satisfactory to the Company. In addition, the Executive shall not be entitled to the severance benefits set forth in this Section 5.2 in the event that the Executive’s employment with the Company is terminated either with Cause or without Cause prior to the 91st day after the Commencement Date.

6. Additional Covenants of the Executive.

6.1 Noncompetition; Nonsolicitation; Nondisparagement.

(a) During Executive’s employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b) During Executive’s employment with the Company, and for a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Executive has interacted during the course of his employment with the Company.

(c) During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3 The restrictions contained in this Section 6 are necessary for the protection of the Proprietary Information and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9. Entire Agreement. This Agreement and the agreements related to the Options constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

12.4 Consent to Arbitration. In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Peter Wulff
Peter Wulff

ALPHATEC SPINE, INC.

By:	/s/ Dirk Kuyper
Name:	Dirk Kuyper
Title:	President and CEO

ALPHATEC HOLDINGS, INC.

By:	/s/ Dirk Kuyper
Name:	Dirk Kuyper
Title:	President and CEO